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                                                                    Exhibit m(1)

                              AMENDED AND RESTATED
                                DISTRIBUTION PLAN

         DISTRIBUTION PLAN, dated as of August 27, 1985 and amended and restated effective as of January 4, 1999, of CitiFunds Trust III, a Massachusetts business trust (the "Trust"), with respect to shares of beneficial interest of its series CitiFunds Cash Reserves and CitiFunds U.S. Treasury Reserves and any other series of the Trust adopting this plan (the "Series"). This Plan relates solely to (i) shares of beneficial interest of each Series that are not divided into Classes and (ii) shares of beneficial interest of each of the Series that are divided into Classes which are designated "Class N" ("Shares").

         WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust's shares of beneficial interest are divided into separate series representing interests in separate funds of securities and other assets;

         WHEREAS, the Trust intends to distribute Shares in accordance with Rule 12b-1 under the 1940 Act, and wishes to adopt this Plan as a plan of distribution pursuant to Rule 12b-1;

         WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and the shareholders of the Series, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto;

         WHEREAS, each Series or CFBDS, Inc. (the "Distributor") may impose certain deferred sales charges in connection with the repurchase of Shares by such Series, and the Series may pay to the Distributor, dealers and others, or the Series may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges;

         NOW, THEREFORE, the Trust hereby adopts this Plan as a plan of distribution in accordance with Rule 12b-1 under the 1940 Act, with the terms of the Plan being as follows:

         1. Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may:

                  (a) engage, directly or indirectly, in any activities primarily intended to result in the sale of Shares of the Series, which activities may include, but are not limited to (i) payments to the Trust's Distributor for distribution services, (ii) payments to securities dealers, financial institutions (which may include banks) and others in respect of the sale of Shares of the Series, (iii) payments for advertising, marketing or other promotional activity, and
         (iv) payments for preparation, printing, and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than regulators and existing shareholders of the Trust; and

                  (b) make payments, directly or indirectly, to the Trust's Distributor, securities dealers, financial institutions (which may include banks) and others for providing personal service and/or the maintenance of shareholder accounts.

The Trust is authorized to engage in the activities listed above either directly or through other persons with which the Trust has entered into agreements related to this Plan.

         2. Expenditures. As consideration for services performed and expenses incurred in the performance of its obligations under the Distribution Agreement with the Distributor, except in connection with print or electronic media advertising, the Trust shall pay the Distributor from the assets of each Series a distribution fee periodically at an annual rate not to exceed 0.10% of the average daily net assets of such Series (or of the average daily assets represented by Class N Shares of each Series with Shares divided into Classes), in each case for its then-current fiscal year. The Trust may also make payments directly to securities dealers, financial institutions (including banks) and others in respect of the sale of Shares of each Series and for providing personal service and/or the maintenance of shareholder accounts, provided that the aggregate amount of such payments made pursuant to this Plan, when added to the distribution fee paid pursuant to the immediately preceding sentence, shall not exceed 0.10% of the average daily net assets of each Series (or of the average daily net assets represented by Class N Shares of each Series with Shares divided into Classes), in each case for its then-current fiscal year. The Trust shall pay the Distributor an additional fee from the assets of each Series at an annual rate not to exceed 0.10% of the average daily net assets of such Series (or of the average daily assets represented by Class N Shares of each Series with Shares divided into Classes) for its then-current fiscal year in anticipation of, or as reimbursement for, expenses incurred by the Distributor in connection with print or electronic media advertising in connection with the sale of Shares of such Series.

         3. Trust's Expenses. The Trust shall pay all expenses of its operations, including the following, and such expenses shall not constitute expenditures under this Plan: organization costs of each Series; compensation of Trustees; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming shares of beneficial interest and servicing shareholder accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to existing shareholders of the Series; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Series, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Series (including but not limited to the fees of independent pricing services); expenses of meetings of shareholders; expenses relating to the issuance, registration and qualification of shares; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

         4. Term and Termination. (a) Unless terminated as herein provided, this Plan shall continue in effect until November 13, 1999 and shall continue in effect for successive periods of one year, but only so long as each such continuance is specifically approved by votes of a majority of both the Trustees of the Trust and the Non-Interested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

         (b) This Plan may be terminated at any time with respect to any Series by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of Shares of the applicable Series.

         5. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities, as defined in the 1940 Act, of Shares of the applicable Series, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 4(a) hereof.

         6. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

         7. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

         8. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

         9. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the provisions of the 1940 Act.